CONSENT OF INDEPENDENT AUDITORS

We consent to the reference in this Post Effective Amendment No. 2 for the TIAA Real Estate Account Registration Statement (Form S-1 No. 333-22809) and related Prospectus to our firm under the caption "Experts" and to the use of our report dated February 6, 1998 relating to the TIAA Real Estate Account, and our report dated February 26, 1998 relating to Columbia Centre III, and our report dated November 20, 1997 relating to The Arbours, appearing in the Propectus which is part of this Registration Statement, and our report dated February 6, 1998 relating to the financial statement schedule, Schedule III -- Real Estate Owned, appearing elsewhere in this Registration Statement.

We also consent to the use of our report on Teachers Insurance and Annuity Association of America ("TIAA") dated March 10, 1998 included in this Registration Statement. Such report expresses our opinion that TIAA's statutory-basis financial statements present fairly, in all material respects, the financial position of TIAA at December 31, 1997, and the results of its operations and its cash flows for the year then ended in conformity with statutory accounting practices prescribed or permitted by New York State Insurance Department and not in conformity with generally accepted accounting principles.


                                              /s/ Ernst & Young LLP
                                                  ERNST & YOUNG LLP

New York, New York
April 24, 1998